EXHIBIT 10.23

ALPHA NATURAL RESOURCES, INC.

2010 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT FOR NON-EMPLOYEE DIRECTORS

This Restricted Stock Unit Award Agreement is dated as of the issue date (the “Issue Date”) set forth on Exhibit A attached hereto (this “Agreement”), and is between Alpha Natural Resources, Inc., a Delaware corporation (“Alpha”), and the individual named as Award Recipient on Exhibit A (the “Award Recipient”).

Alpha has established its 2010 Long-Term Incentive Plan (the “Plan”) to advance the interests of Alpha and its stockholders by providing incentives to certain eligible persons who contribute significantly to the strategic and long-term performance objectives and growth of Alpha and any parent, subsidiary or affiliate of Alpha. All capitalized terms not otherwise defined in this Agreement have the same meaning given such capitalized terms in the Plan.

Agreement

The parties agree as follows:

Section 1.  Issuance of Stock.

(a)                                  Subject and pursuant to all terms and conditions stated in this Agreement and in the Plan, on the Issue Date, Alpha hereby grants to Award Recipient the number of restricted stock units (the “Units”) for Alpha’s common stock, par value $0.01 per share (the “Common Stock”), set forth on Exhibit A. Each Unit represents the right to receive one share of Common Stock following the vesting date of that Unit. Except as otherwise provided herein, the Units shall vest on the six-month anniversary of the Award Recipient’s Separation from Service as provided on Exhibit A and the shares of Alpha Common Stock which vest under your Unit Award will be issued to you on such six-month anniversary date, or if the vesting date is not a business day, on the next following business day (or as soon as reasonably practicable but in no event later than the 15th day of the third month following such date), subject to your satisfaction of all applicable income and employment withholding taxes. For purposes of this Agreement, the “Shares” of Common Stock to be issued under this Award shall include all of the shares of Common Stock issued to Award Recipient pursuant to this Agreement plus any Shares issued with respect to such shares of Common Stock before the Shares are actually issued under this Award, including, but not limited to, shares of Alpha’s capital stock issued by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

(b)                                 Notwithstanding the foregoing or any provision of this Agreement or the Plan to the contrary, the delivery of any vested Shares shall be delayed until six (6) months after Award Recipient’s Separation from Service to the extent required by Section 409A(a)(2)(B)(i) as provided under the terms of the Plan.

Restricted Stock Unit Award Agreement

for Non-Employee Directors

Section 2.  Vesting; Restriction on Transfer and Forfeiture of Unvested Units.

(a)                                  None of the Units may be sold, transferred, pledged, hypothecated or otherwise encumbered or disposed of until they have vested and been settled in Shares in accordance with the terms of this Section 2 and Exhibit A. Except as set forth in this Section 2, if the Award Recipient breaches the confidentiality covenant as described in Section 9 hereof, any Units that are not vested or otherwise settled in Shares in accordance with this Section 2 shall be automatically forfeited to Alpha without any further obligation on the part of Alpha.

(b)                                 Except as provided herein, the Units will vest according to the vesting schedule set forth on Exhibit A. If: (i) a Change of Control (as defined below) occurs, any unvested Units shall vest, and the Shares subject to the Award shall be issued to the Award Recipient, immediately prior to the consummation of the Change of Control; (ii) Award Recipient experiences a Separation from Service as a result of Award Recipient’s Permanent Disability (as defined below) or death, any unvested Units shall become vested as of such Separation from Service; or (iii) Award Recipient experiences a Separation from Service as a result of the dissolution or liquidation of Alpha, any unvested Units shall vest.

(c)                                  For purposes of this Agreement, if any, the following terms shall have the following meanings:

(i)                                     the term “Change of Control” shall mean (A) any merger, consolidation or business combination in which the stockholders of Alpha immediately prior to the merger, consolidation or business combination do not own at least a majority of the outstanding equity interests of the surviving parent entity, (B) the sale of all or substantially all of the Company’s assets in a single transaction or a series of related transactions, (C) the acquisition of beneficial ownership or control of (including, without limitation, power to vote) a majority of the outstanding Common Shares by any person or entity (including a “group” as defined by or under Section 13(d)(3) of the Exchange Act), or (D) a contested election of directors, as a result of which or in connection with which the persons who were directors of Alpha before such election or their nominees cease to constitute a majority of the Board. Notwithstanding the foregoing or any provision of this Agreement or the Plan to the contrary, it is intended that the foregoing definition of Change of Control qualify as a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, within the meaning of Treas. Reg. Section 1.409A-3(i)(5), and shall be interpreted and construed to effectuate such intent;

(ii)                                  the term “Permanent Disability” shall mean the Award Recipient is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; and

(iii)                               the term “Separation from Service” shall mean the Award Recipient’s complete cessation of services for the Company (including all persons treated as a single employer under Sections 414(b) and 414(c)); provided the cessation of services constitutes a good-faith and complete termination of the service relationship and the expiration of all contractual relationships to provide services. For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Sections 414(b) and 414(c); provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place that it appears in Section 1563(a)(1), (2) and (3) and Treas. Reg. Section 1.414(c)-2; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. Section 1.409A-1(h)(3)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears. Whether an Award Recipient has experienced a Separation from Service will be determined based on all of the facts and circumstances in accordance with the guidance issued under Section 409A and, to the extent not inconsistent therewith, the terms of the Plan.

Section 3.  Dividend Equivalent Rights.

Should a regular cash dividend be declared on Alpha’s Common Stock at a time when unissued Shares of such Common Stock are subject to your Award, then the number of Shares at that time subject to your Award will automatically be increased by an amount determined in accordance with the following formula, rounded down to the nearest whole share:

X = (A x B)/C, where

X	=	the additional number of Shares which will become subject to your Award by reason of the cash dividend;

A	=	the number of unissued Shares subject to this Award as of the record date for such dividend;

B	=	the per Share amount of the cash dividend; and

C	=	the closing selling price per Share of the Company’s Common Stock on the New York Stock Exchange on the payment date of such dividend.

The additional Shares resulting from such calculation will be subject to the same terms and conditions (including, without limitation, any applicable vesting requirements and forfeiture provisions) as the unissued Shares of Common Stock to which they relate under the Award.

Section 4.  Investment Representation. Award Recipient hereby acknowledges that the Units and Shares relating to the Units shall not be sold, transferred, assigned, pledged or hypothecated in the absence of an effective registration statement for such securities under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws or as otherwise provided herein or in the Plan. Award Recipient also agrees that the Units and Shares which Award Recipient acquires pursuant to this Agreement will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable securities laws, whether federal or state.

Section 5.  Stockholder Rights. You will not have any stockholder rights, including voting rights and actual dividend rights, with respect to the shares subject to your Award until you become the record holder of those shares following their actual issuance to you and your satisfaction of the applicable withholding taxes.

Section 6.  Taxes. Award Recipient should generally recognize ordinary income for federal income tax purposes on the date the Shares which vest under the Award are actually issued to the Award Recipient, and Award Recipient will be solely responsible for any such income tax obligations and any other tax obligations that may arise with respect to such Shares (or Units).

Section 7.  No Right to Perform Continued Services. Neither the Plan nor this Agreement shall be deemed to give Award Recipient any right to continue to perform services for the Company, nor shall the Plan or the Agreement be deemed to limit in any way the Company’s right to terminate the performance of services by the Award Recipient at any time.

Section 8.  Further Assistance. Award Recipient will provide assistance reasonably requested by the Company in connection with actions taken by Award Recipient while providing services to the Company, including but not limited to assistance in connection with any lawsuits or other claims against the Company arising from events during the period in which Award Recipient was providing services to the Company.

Section 9.  Confidentiality. Award Recipient acknowledges that the business of the Company is highly competitive and that the Company’s strategies, methods, books, records, and documents, technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning former, present or prospective customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which the Company uses in its business to obtain a competitive advantage over competitors. Award Recipient further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position. Award Recipient acknowledges that by reason of Award Recipient’s duties to and association with the Company, Award Recipient has had and will have access to and has and will become informed of confidential business information which is a competitive asset of the Company. Award Recipient hereby agrees that Award Recipient will not, at any time, make any unauthorized disclosure of any confidential business information or trade secrets of the Company, or make any use thereof, except in the carrying out of employment responsibilities. Award Recipient shall take all necessary and appropriate steps to safeguard confidential business information and protect it against disclosure, misappropriation, misuse, loss and theft. Confidential business information shall not include information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder). The above notwithstanding, a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which Award Recipient’s legal rights and obligations as an employee or under this Agreement are at issue; provided, however, that Award Recipient shall, to the extent practicable and lawful in any such events, give prior notice to the Company of Award Recipient’s intent to disclose any such confidential business information in such context so as to allow the Company an opportunity (which Award Recipient will not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate. Any information not specifically related to the Company would not be considered confidential to the Company. In addition to any other remedy available at law or in equity, in the event of any breach by Award Recipient of the provisions of this Section 9 which is not waived in writing by the Company, all vesting of the Shares shall cease effective upon the occurrence of the actions or inactions by Award Recipient constituting a breach by Award Recipient of the provisions of this Section 9.

Section 10.  Binding Effect; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Company and Award Recipient and their respective heirs, representatives, successors and permitted assigns. This Agreement shall not confer any rights or remedies upon any person other than the Company and the Award Recipient and their respective heirs, representatives, successors and permitted assigns. The parties agree that this Agreement shall survive the issuance of the Shares.

Section 11.  Agreement to Abide by Plan; Conflict between Plan and Agreement. The Plan is hereby incorporated by reference into this Agreement and the Plan is made a part hereof as though fully set forth in this Agreement. Award Recipient, by execution of this Agreement, (i) represents that he or she is familiar with the terms and provisions of the Plan, and (ii) agrees to abide by all of the terms and conditions of this Agreement, and the Plan. Award Recipient accepts as binding, conclusive and final all decisions or interpretations of the Committee (or its designee) of the Plan upon any question arising under the Plan, and this Agreement (including, without limitation, the date of Award Recipient’s Separation from Service). In the event of any conflict between the Plan and this Agreement, the Plan shall control and this Agreement shall be deemed to be modified accordingly, except to the extent that the Plan gives the Committee express authority to vary the terms of the Plan by means of this Agreement, in which case, this Agreement shall govern.

Section 12.  Entire Agreement. Except as otherwise provided herein, the Plan and this Agreement constitute the entire agreement between the parties and supersede any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they relate in any way to the subject matter of this Agreement.

Section 13.  Choice of Law. To the extent not superseded by federal law, the laws of the state of Delaware (without regard to the conflicts laws of Delaware) shall control in all matters relating to this Agreement and any action relating to this Agreement must be brought in State and Federal Courts located in the Commonwealth of Virginia.

Section 14.  Notice. All notices, requests, demands, claims, and other communications under this Agreement shall be in writing. Any notice, request, demand, claim, or other communication under this Agreement shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient at the address set forth in Section 18 herein or Exhibit A. Either party to this Agreement may send any notice, request, demand, claim, or other communication under this Agreement to the intended recipient at such address using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Either party to this Agreement may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner set forth in this Section.

Section 15.  Amendments. This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto, or as otherwise provided under the Plan. Notwithstanding, Alpha may, in its sole discretion and without the Award Recipient’s consent, modify or amend the terms of this Agreement, impose conditions on the timing and effectiveness of the issuance of the Shares, or take any other action it deems necessary or advisable, to comply with Section 409A (or, if applicable, to cause this Award to be excepted from Section 409A).

Section 16.  Section 409A. This Award is intended to comply with Section 409A (or an exception thereto) and the regulations promulgated thereunder and shall be construed accordingly. Notwithstanding, Award Recipient recognizes and acknowledges that Section 409A may impose upon Award Recipient certain taxes or interest charges for which Award Recipient is and shall remain solely responsible.

Section 17.  Legends. The Company may at any time place legends referencing the provisions of this Agreement, and any applicable federal or state securities law restrictions on all certificates, if any, representing the Shares relating to this Award.

Section 18.  Acknowledgments.

(a)                                  By accepting the Units, the Award Recipient acknowledges receipt of a copy of the Plan and the prospectus relating to the Units, and agrees to be bound by the terms and conditions set forth in the Plan and this Agreement, as in effect and/or amended from time to time.

(b)                                 The Plan and related documents, which may include but do not necessarily include the Plan prospectus, this Agreement and financial reports of the Company, may be delivered to you electronically. Such means of delivery may include but do not necessarily include the delivery of a link to a Company intranet site or the internet site of a third party involved in administering the Plan, the delivery of the documents via e-mail or CD-ROM or such other delivery determined at the Committee’s or its designee’s discretion. Both Internet Email and the World Wide Web are required in order to access documents electronically.

(c)                                  Award Recipient acknowledges that, by receipt of this Award, Award Recipient has read this Section 18 and consents to the electronic delivery of the Plan and related documents, as described in this Section 18. Award Recipient acknowledges that Award Recipient may receive from the Company a paper copy of any documents delivered electronically at no cost if Award Recipient contacts the Director-Compensation Systems of the Company by telephone at (276) 619-4410 or by mail to One Alpha Place, P.O. Box 16429, Bristol, VA 24209. Award Recipient further acknowledges that Award Recipient will be provided with a paper copy of any documents delivered electronically if electronic delivery fails.

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EXHIBIT A

Name of Award Recipient:

Address of Award Recipient:

Issue Date:

Number of Shares Subject to Award:	shares of Alpha’s common stock

Vesting Period/Schedule:	Except as otherwise provided in the Agreement, this Award shall vest upon the six-month anniversary of the Award Recipient’s Separation from Service with the Company.

Issuance Schedule of Shares:

Except as otherwise provided in the Agreement, the Shares subject to the Award will be issued on the six-month anniversary date of the Award Recipient’s Separation from Service (or as soon as reasonably practicable but in no event later than the 15th day of the third month following such date).